EXHIBIT 5.2

Exhibit 5.2

[Letterhead of Duane Morris LLP]

August 25, 2014

MDU Resources Group, Inc. 1200 West Century Avenue, P.O. Box 5650 Bismarck, North Dakota 58506-5650
Ladies and Gentlemen:
We are acting as counsel to MDU Resources Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statement on Form S-8 (the “Registration Statement”) for the registration of 3,500,000 shares (the “Shares”) of common stock, par value $1.00 per share, of the Company to be issued and sold pursuant to the Company’s 401(k) Retirement Plan (the “Plan”).
For purposes of this opinion, we have examined such instruments, certificates, records and documents, and such matters of law, as we have considered necessary or appropriate for the purposes hereof.
Based upon and subject to the foregoing, and subject to the further limitations and qualifications expressed below, we are of the opinion that:
1. The issuance and sale of original issuance Shares in the manner contemplated by the Plan has been duly authorized by the Board of Directors of the Company.
2. When the original issuance Shares shall have been issued, sold and delivered in accordance with the terms and provisions of the Plan and for the consideration contemplated thereby, such original issuance Shares will be validly issued, fully paid and non-assessable.
For purposes of the opinion expressed in paragraph 2 above, we have assumed that (i) the Company has or will have obtained such state or federal regulatory consents and approvals as may be necessary to authorize the issuance and sale of the original issuance Shares pursuant to the Plan, including, but not limited to, regulatory consents and approvals from the Federal

MDU Resources Group, Inc.
August 25, 2014

Energy Regulatory Commission, the Montana Public Service Commission and the Wyoming Public Service Commission, and (ii) such original issuance Shares will be issued, sold and delivered in compliance with the authority contained in such regulatory consents and approvals.

Our opinions expressed above are limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm contained under the heading “Interests of Named Experts and Counsel” in the Registration Statement and any amendments thereto. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Duane Morris LLP